Exhibit (g)(ii)

FIRST AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated as of August 2, 2002 is made by and between the Spirit of America Investment Fund, Inc. (the “Fund”) and PFPC Trust Company (“PFPC Trust”).

WITNESSETH:

WHEREAS, the parties originally entered into a Custodian Services Agreement dated November 1, 2001 (the “Agreement”), wherein PFPC Trust agreed to provide certain custodian services to the Fund;

WHEREAS, the parties reserved to themselves, pursuant to the provisions of Article 19, the power to amend the Agreement;

WHEREAS, the parties now desire to make certain changes to the Agreement as set forth below;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The second Whereas Clause of the Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC Trust wishes to furnish custodian services, either directly or though an affiliate or affiliates, as more fully described herein.”

2.	The attached Exhibit A List of Portfolios is hereby added to the Agreement.

3.	This Amendment constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first written above.

The Spirit of America Investment Fund, Inc.		PFPC Trust Company

By:	/s/ David Lerner	By:	/s/ Edward A. Smith III
Title:	President and CEO	Title:	Vice President

EXHIBIT A

LIST OF PORTFOLIOS

Spirit of America Real Estate Fund

Spirit of America Value Fund